PROSPECTUS SUPPLEMENT NO. 10                                   Filed pursuant to
(To Prospectus dated May 13, 1998)                                Rule 424(b)(3)
                                                      Registration No. 333-50169

$86,250,000

Cellular Communications International, Inc.
6% Convertible Subordinated Notes Due 2005

     This Prospectus Supplement No. 10 supplements and amends the Prospectus dated May 13, 1998 as amended and supplemented by the Prospectus Supplements dated May 28, 1998, June 4, 1998, June 16, 1998, July 9, 1998, July 27, 1998,
August 4, 1998, August 25, 1998, September 2, 1998 and September 17, 1998 (the "Prospectus"), relating to the 6% Convertible Subordinated Notes Due 2005 (the "Convertible Notes") of Cellular Communications International, Inc. (the "Company") and the shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable upon conversion of the Convertible Notes.

     The table on page 70 of the Prospectus sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended). This Prospectus Supplement amends that table by (i) replacing item 46 of that table with the corresponding item set forth below and (ii) adding items 47 through 49 set forth below to that table.


                                                                     NUMBER OF UNITS       TOTAL NUMBER OF
                                                                     BEING REGISTERED     UNITS BENEFICIALLY
     NAME OF BENEFICIAL HOLDER                                            HEREBY                 OWNED
     -------------------------                                       ----------------     ------------------
"46. Oppenheimer Strategic Income Fund............................   $  2,200,000           $  2,200,000
 47. Oppenheimer High Yield Fund..................................   $  1,400,000           $  1,400,000
 48. Oppenheimer Champion Income Fund.............................   $    800,000           $    800,000
 49. Unidentified Selling Holders.................................   $  3,092,000           $  3,092,000
                                                                     ------------           ------------
                Total.............................................   $ 86,250,000           $ 86,250,000"

     The Prospectus, together with this Prospectus Supplement No. 10, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

     Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 9 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus Supplement No. 10 is October 27, 1998